United States

Securities and Exchange Commission

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

                    November 18, 2021 (November 12, 2021)

Date of Report (Date of earliest event reported)

International Seaways, Inc.

(Exact Name of Registrant as Specified in Charter)

            1-37836-1

Commission File Number

Marshall Islands	98-0467117
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

600 Third Avenue, 39th Floor

           New York, New York 10016

(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code (212) 578-1600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Symbol	Name of each exchange on which registered
Common Stock (no par value)	INSW	New York Stock Exchange
8.5% Senior Notes due 2023	INSW - PA	New York Stock Exchange

Section 1 – Registrant’s Business and Operations

Item 1.02	Termination of a Material Definitive Agreement.

On November 12, 2021, International Seaways, Inc. (“INSW” or the “Company”) and WLR/TRF Shipping S.a.r.l (“WLR/TRF”) competed the dissolution of the NT Suez Holdco LLC (“NT Suez”) joint venture, which prior to the dissolution was owned 51% by the Company and 49% by WLR/TRF, and repaid all outstanding amounts under a $66 million five-year senior secured term loan facility (the “NT Suez Facility”) previously entered into by NT Suez with the lenders thereunder for the purpose of financing the two Suezmax tankers controlled by NT Suez. See Item 8.01 for further information.

Section 2 – Financial Information

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 8.01 is incorporated by reference into this Item 2.03.

Section 8 – Other Events

Item 8.01	Other Events.

(A)	Dissolution of NT Suez Joint Venture, Repayment of Loan and Entry into Credit Facility

On November 12, 2021, the Company and WLR/TRF completed the dissolution of the NT Suez joint venture, which was originally formed in September 2014 to purchase two Suezmax newbuildings (the Loire and the Namsen), which were delivered to NT Suez in the third quarter of 2016. The dissolution resulted in the distribution of one Suezmax tanker to each partner via a transfer of the shares of the two vessel-owning subsidiaries of NT Suez. Following the dissolution, the Company owns all of the interest in NT Suez One LLC, the entity that owns the Loire and WLR/TRF owns all of the interest in NT Suez Two LLC, the entity that owns the Namsen.

Also on November 12, 2021, the Company, together with its indirect subsidiaries Diamond S Shipping Inc. (together with the Company, the “Guarantors”) and NT Suez One LLC (the “Borrower”), entered into a credit agreement (the “Credit Agreement”) for a $25 million term loan facility with ING Bank N.V., London Branch, as lender, administrative agent, collateral agent and security trustee. The Credit Agreement is secured by a first lien on the Loire, along with its earnings, insurances and certain other assets. The full $25 million was drawn down on November 12, 2021. Interest on the loan is based upon LIBOR plus a margin of 2% per annum. The loan amortizes in quarterly installments of approximately $0.5 million commencing in February 2022 and matures on the fifth anniversary of the borrowing date in November 2026 (with a final balloon payment due at maturity in an amount equal to the remaining principal amount of the loan outstanding on that date). The maturity date is subject to acceleration upon the occurrence of certain events (as described in the Credit Agreement).

The Credit Agreement contains customary representations, warranties, restrictions and covenants applicable to the Guarantors and their respective subsidiaries (including the Borrower). These include financial covenants aligned with the Company’s existing senior secured debt facilities, and require, among other things, that the Company maintain a minimum liquidity level; not exceed a maximum consolidated leverage ratio; ensure current assets exceed current liabilities; and ensure the fair market value of the vessel not be less than 135% of the aggregate outstanding principal amount of loan under the Credit Agreement, in each case as set out in greater detail in the Credit Agreement.

The Company used substantially all of the proceeds of the loan under the Credit Agreement to repay approximately one-half of the amount outstanding under the NT Suez Facility (approximately $22 million). The NT Suez Facility had been scheduled to mature on November 18, 2021. The remaining amount outstanding was repaid by WLR-TRF. The Company will use any remaining proceeds from the loan under the Credit Agreement (after fees and expenses) for general corporate purposes.

(B)	Sale and Leaseback Transactions Relating to Dual-Fuel LNG VLCC Newbuild Tankers

On November 15, 2021, the Company and three of its vessel-owning indirect subsidiaries entered into a series of sale and leaseback arrangements with entities affiliated with the Bank of Communications Limited (“BoComm”) in connection with the construction of three dual-fuel LNG VLCC newbuild tankers. The three newbuilds are currently scheduled for delivery during the first quarter of 2023. BoComm’s obligation to provide funding pursuant to the terms of the sale and leaseback agreements commences once construction begins on the first vessel in late November 2021. The transactions are ultimately expected to provide funding of approximately $245 million in aggregate over the course of the building and delivery of the three vessels. The related bareboat charter-in lease agreements for the three VLCC tankers run for a period of seven years beginning on the date on which the vessels are delivered from the yard where they are being constructed, and include purchase options and other customary terms and conditions for sale and leaseback transactions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERNATIONAL SEAWAYS, INC.
(Registrant)

Date: November 18, 2021	By	/s/ James D. Small III
Name: James D. Small III Title: Chief Administrative Officer, Senior Vice President, Secretary and General Counsel